Exhibit 11.1

AerCap Insider Trading Rules

OBJECTIVE
The AerCap Insider Trading Rules provides rules, in compliance with applicable law, with respect to the trade in AerCap securities by AerCap itself, its Directors and employees and other persons with access to material inside information.

BACKGROUND RISKS
Trading in AerCap securities by persons with access to material inside information may be illegal and to the detriment of other holders of AerCap securities. It exposes AerCap to legal liability, reputational damage as well as loss of investor confidence.

POLICY
AerCap is committed to fair trading of its securities in compliance with applicable law and regulations. Thus, AerCap is committed to the development of controls that will aid in the prevention and detection of trading by persons with access to material inside information, especially employees and Directors. Non-compliance with the AerCap Insider Trading Rules may lead to disciplinary action, including dismissal.

PROCEDURES

AerCap Insider Trading Rules

SCOPE

Article 1 Scope
A.Each Trading Activity in respect of AerCap Financial Instruments by any Insider is subject to these AerCap Insider Trading Rules.
B.These AerCap Insider Trading Rules shall continue to apply to Insiders for three (3) months after the end of the employment or other relationship with AerCap. It should be noted that any Trading Activity with Inside Information after this three months period is still prohibited by applicable laws and regulations.
C.These AerCap Insider Trading Rules do not apply to the extent they are in conflict with any mandatory provision of applicable law.

PROHIBITED TRADING

Article 2 Prohibition against trading with inside information
A.An Insider who possesses Inside Information is prohibited from:
1.Using the Inside Information when carrying out Trading Activities in respect of AerCap Financial Instruments;
2.Inducing others to carry out Trading Activities in respect of AerCap Financial Instruments (tipping);
3.Passing on Inside Information to others, except if strictly necessary in the normal exercise of the profession of the Insider or Employee.

Exhibit 11.1
B. An Insider is prohibited from carrying out Trading Activities if this would create the foreseeable appearance of insider trading.

Article 3 Prohibition against speculative trading
Each Insider is prohibited from carrying out Speculative Trading Activities in respect of AerCap Financial Instruments.

Article 4 Prohibition against trading during black-out periods
A.Each Insider is prohibited from carrying out any Trading Activity in respect of AerCap Financial Instruments during Black-out Periods.
B.In addition to the regular quarterly Black-out Periods the Chief Compliance Officer may designate event-specific Black-out Periods. At the discretion of the Chief Compliance Officer such event-specific Black-out periods may or may not be announced. The existence of an event-specific blackout period may itself constitute Inside Information for purposes of these AerCap Insider Trading Rules.

PERMISSIBLE TRADING (subject to pre-clearance)

Article 5 Pre-clearance
A.Any Trading Activity by any Insider requires pre-approval by the Chief Compliance Officer.
B.The Insider shall use the OptionTrax system to obtain approval for any Trading Activity in respect of AerCap Financial Instruments. In order to obtain this pre-clearance, complete the form in the ‘Launch New Transaction Request’ and submit it to compliance. Please refer to OptionTrax Guide for more information.
C.Execution of Trading Activity without prior approval by the AerCap Compliance Officer is not allowed.
D.Insider shall explicitly confirm to the Chief Compliance Officer that he/she does not possess Inside Information. Alternatively, if the Insider does possess Inside Information or if he/she is not sure whether the information he/she possesses qualifies as Inside Information, he/she shall inform the Chief Compliance Officer in detail about that Inside Information or other information.
E.The Chief Compliance Officer shall as soon as reasonably possible verify whether a submitted Trading Activity may harm the interest of AerCap.
F.As soon as reasonably possible, the Chief Compliance Officer shall notify the Insider whether or not the intended Trading Activity may be executed. If applicable, the Chief Compliance Officer may pose certain conditions or restrictions. The Chief Compliance Officer is not obliged to specify the grounds of their decision. The Chief Compliance Officer shall use the OptionTrax system to communicate decisions.
G.The Insider shall keep the decision of the Chief Compliance Officer confidential other than to those who need to know.
H.After approval by the Chief Compliance Officer the Trading Activity shall be executed within three (3) business days. If the Trading Activity has not been executed within these three (3) business days, then the Chief Compliance Officer should be informed immediately and the Intended Trading Activity, if still intended, should be re-submitted for approval.

Exhibit 11.1
I.Irrespective of the approval by the Chief Compliance Officer, the Insider is and remains prohibited from using Inside Information when carrying out Trading Activities, as set out in Article 2 of these Insider Trading Rules, and AerCap does not accept any liability in this respect.
J.AerCap will not execute any Trading Activity in AerCap Financial Instruments without prior approval of the Chief Compliance Officer.

Article 6 Open windows
A.The Chief Compliance Officer may implement a program to proactively identify periods that are free from Inside Information (so called “open windows”) with a view to clarify when Trading Activities can be carried out in compliance with these AerCap Insider Trading Rules and applicable laws and regulations.
B.The Chief Compliance Officer shall communicate open windows, once they occur, to all Insiders.
C.Details of the program shall be contained in written instructions by the Chief Compliance Officer.
D.For the avoidance of doubt, any Trading Activity by any Insider requires pre-approval by the Chief Compliance Officer as set out in Article 5 above regardless of whether the Trading Activity takes place during an open window or not.

Article 7 Broker orders
A.An Insider who does not possess Inside Information may instruct one or more brokers to execute one or more Trading Activities on his/her behalf and for his/her account.
B.Requirements for the order to the broker:
1.The Insider does not possess any Inside Information at the moment of giving the order to the broker (e.g. during an open window).
2.The order must contain objective criteria for the broker to execute the Trading Activity. For example that the price of shares in AerCap Holdings N.V. reaches a certain price level, or in combination with a certain time frame, or as of a certain moment of time. There are no set rules in this respect as long as the criteria are clear, objective and unambiguous.
3.The order must be in writing (or ordering online via computer networks or by email) and should clearly reflect the criteria.
4.The order requires pre-approval by the Chief Compliance Officer, like any other Trading Activity.
5.Any other requirements imposed by applicable laws and regulations at any moment in time (especially Rule 10B5-1 under US federal securities law).
C. Orders that meet these requirements may be executed by the broker even if the Insider will have become privy to Inside Information in the meantime and/or at the time of execution of the Trading Activity.
D. Broker Orders may be revoked or changed only during subsequent periods in which the Insider does not possess any Inside Information (e.g. during an open window) and any revocation or change requires pre-approval by the Chief Compliance Officer like any other Trading Activity.

Exhibit 11.1

NOTIFICATION PROCEDURES

Article 8 Notify compliance officer
Each Insider shall notify the Chief Compliance Officer immediately after execution of any Trading Activity in respect of AerCap Financial Instruments.

Article 9 Regulatory Reporting Requirements
The Chief Compliance Officer shall ensure compliance with regulatory reporting requirements, as applicable.

COMPLIANCE AND SUPERVISION

Article 10 Annual reporting of AerCap financial instruments held
A.Each Insider shall provide to the Chief Compliance Officer an up-to-date overview of the AerCap Financial Instruments held by him/her (or by his/her direct family members, other dependents or controlled companies as defined under Insider in Article 21), including any holdings via his/her investment manager(s) or intermediary(ies), as per 31 December of each year and shall do so each time within one month after this date.
B.This confirmation will be provided by way of the OptionTrax system.

Article 11 Compliance and record keeping
A.The Chief Compliance Officer shall supervise the implementation and compliance with these AerCap Insider Trading Rules.
B.The Chief Compliance Officer shall, in accordance with applicable laws and regulations, keep a record of the activities, correspondence and documentation under these AerCap Insider Trading Rules, including:
1.Pre-clearance requests of Trading Activities (including Broker Orders).
2.Decisions on pre-clearance requests.
3.Correspondence with respect to open windows.
4.Notifications of executed Trading Activities (including Broker Orders).
5.Regulatory filings.
6.Annual reports.
7.Waivers.
8.Investigations, violations and sanctions.

Article 12 Confidentiality of information
A.Information acquired under these AerCap Insider Trading Rules will be treated as confidential information and is only available to the Chief Compliance Officer and their staff or advisors.
B.Notwithstanding paragraph A of this Article the information may be provided to others in the following instances:
1.Providing the information to others is required by law, regulations or court order.
2.Violation of the AerCap Insider Trading Rules or reasonable ground to believe that the AerCap Insider Trading Rules may have been violated or may be violated.

Exhibit 11.1
3.Reporting to the Board of Directors of AerCap Holdings N.V. or the CEO or CFO of AerCap Holdings N.V. on an aggregate basis only (i.e. no information relating to individual Insiders).
4.Reporting to the external auditors of AerCap Holdings N.V. on an aggregate basis only (i.e. no information relating to individual Insiders, unless required by law).
5.Other instances in which providing information is deemed reasonable taking into account all specific circumstances.
C. The amount and the level of detail of the information provided to others in accordance with paragraph B of this Article, should be reasonable and justifiable in the relevant context while taking into account the reasons why and the objectives as well as other relevant circumstances.

VIOLATIONS AND SANCTIONS

Article 13 Reporting violations
An Insider who knows or has reason to believe that these AerCap Insider Trading Rules have been or may be violated, must bring the actual or potential violation to the attention of the Chief Compliance Officer.

Article 14 Investigation
A.In case of a suspected violation of these AerCap Insider Trading Rules the Chief Compliance Officer shall determine whether there is justification for an investigation and how an investigation should be handled, as applicable.
B.The Chief Compliance Officer may involve, consult or retain others to assist them with the investigation.
C.The investigation will be conducted and concluded within reasonable time, dependent upon the nature of the alleged Breach and the circumstances of each case.
D.The Chief Compliance Officer will report the outcome of the investigation to the CEO and the CFO of AerCap Holdings N.V.
E.Insiders suspected of a violation will not be considered guilty unless the allegations or suspicions have been proven and they have been given the opportunity to defend themselves.

Article 15 Sanctions
A.Non-compliance with the AerCap Insider Trading Rules may lead to disciplinary action, including dismissal.
B.It is the responsibility of management to impose any sanctions or to implement any other measures (disciplinary or otherwise) deemed necessary as a result of the established violation and on the basis of the outcome of the investigation performed.
C.Non-compliance with applicable laws and regulations may lead to criminal, civil and/or administrative sanctions.

OTHER PROVISIONS

Article 16 Waivers
In specific instances the Chief Compliance Officer may waive any provision of these AerCap Insider Trading Rules. Waivers shall be in writing only.

Exhibit 11.1

Article 17 Liability
AerCap is not liable for any financial disadvantage or loss that may arise from the application of these AerCap Insider Trading Rules.

Article 18 Questions
Questions or comments regarding these AerCap Insider Trading Rules should be addressed to the Chief Compliance Officer, who may refer the question or comment to outside counsel before giving a full reply.

Article 19. Policy relating to securities other than AerCap Financial Instruments While the AerCap Insider Trading Rules govern Trading Activity in respect of AerCap Financial Instruments by any Insider, it is also a policy of AerCap that Insiders shall not, using Inside Information, engage in trading, or induce others to engage in trading, in securities that do not constitute AerCap Financial Instruments but whose trading correlates or is reasonably likely to correlate, or whose trading is believed by the Insider to correlate or to be reasonably likely to correlate, to the trading of any AerCap Financial Instrument.
Article 20. Policy relating to AerCap trading in AerCap Financial Instruments
AerCap shall not execute any Trading Activity in AerCap Financial Instruments while in possession of material Inside Information related to AerCap unless such Trading Activity otherwise complies with all applicable securities laws.

Exhibit 11.1
DEFINITIONS

Article 21 Definitions

AerCap (also referred to as “the Company”)
The AerCap group of companies comprising AerCap Holdings N.V. and its respective subsidiary companies.

Black-out Period
Periods in which no Trading Activities in respect of AerCap Financial Instruments are allowed at all. There are Black-out Periods around each quarterly disclosure of the AerCap financial results. Each such period starts 15 days prior to the end of the quarter and ends 24 hours following the release of the quarterly financial results.

Broker Order
An instruction to a broker (bank or other entity or person officially registered and licensed to carry out, or have carried out, securities transactions on behalf of others) by an Insider to execute one or more Trading Activities on his/her behalf and for his/her account and that meets the requirements as set out in Article 7 of the AerCap Insider Trading Rules.

Chief Compliance Officer
The AerCap Chief Compliance Officer, or their delegate.

Employee
Any workers of AerCap on an employment contract or by will as well as freelancers or workers in temporary contracts, at whatever location, in whatever function.

Financial Instruments
1.Shares in AerCap Holdings N.V.
2.Other AerCap securities, including debt instruments (bonds etc.) and derivative instruments (options etc.).
3.Notes in securitized vehicles managed by AerCap.
4.Any other AerCap related instrument admitted to trading on a regulated market or a market in financial instruments, or for which a request for admission to trading has been made.

Inside Information
Knowledge of concrete information:
1.that is directly or indirectly related to AerCap, any securitized vehicle managed by AerCap, or any trade in AerCap Financial Instruments; and
2.that has not been made public; and
3.that, if it were public, could reasonably be expected to influence the price of AerCap Financial Instruments.

Exhibit 11.1
Insider
Persons who are deemed to normally have access to Inside Information, including but not limited to:
1.All Employees of AerCap.
2.All directors of AerCap or any AerCap group company (the “Directors”)
3.Administrative Assistants to persons who themselves qualify as Insider.
4.Immediate family members, including spouses, dependent children or other dependents and any relatives living within the household of persons who themselves qualify as Insiders.
5.Immediate family members not living with persons who themselves qualify as Insiders but whose securities transactions are subject to the influence or control of persons who themselves qualify as Insiders.
6.Entities or portfolios controlled by persons who themselves qualify as Insider (for example any corporation of which the Insider is a controlling stockholder) or partnerships of which any person who qualifies as Insider is a general partner.

Speculative Trading Activity
Any Trading Activity with a speculative character as set out below.
Trading Activities are deemed speculative if not oriented toward a philosophy of investment and generally have a short-term focus.
Particularly the following Trading Activities may be deemed speculative:
1.Sale of AerCap Financial Instruments within six (6) months of obtaining them, except when obtained by the Insider via an AerCap employee stock incentive plan.
2.Short sale of AerCap Financial Instruments. This generally means any Trading Activity whereby one may benefit from a decline in the value of shares in AerCap Holdings N.V. Features may particularly include the sale of AerCap equity securities without owning them or, if owning the securities, without delivering them within 20 days after the sale.
3.Trading in derivative instruments, except when obtained by the Insider via an AerCap employee stock incentive plan.
4.Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, involve the establishment of a short position in AerCap Financial Instruments and limit or eliminate the ability to profit from an increase in the value of shares in AerCap Holdings N.V.

Trading Activity
1.Any trade (e.g. buy or sell) in AerCap Financial Instruments by any Insider.
2.Any Broker Order by any Insider to trade AerCap Financial Instruments including the revocation or change of such Broker Order.
3.Any activity (e.g. exchange, exercise, sale) under any incentive plan involving AerCap Financial Instruments, offered by AerCap or its direct or indirect shareholders to any Insider.
4.Any other act by any Insider aimed at the acquisition or disposal of AerCap Financial Instruments, including gifts or donations of AerCap Financial Instruments.